SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.      )

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Filed by a Party other than the Registrant    ☐

Check the appropriate box:

☐ Preliminary Proxy Statement
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☒ Definitive Proxy Statement
☐ Definitive Additional Materials
☐ Soliciting Material Under Rule 14a-12

Fastenal Company

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒    No fee required.

☐    Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11

1)	Title of each class of securities to which transaction applies:

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3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

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☐    Fee paid previously with preliminary materials.

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1)	Amount Previously Paid:

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4)	Date Filed:

2001 Theurer Boulevard

Winona, Minnesota 55987-0978

(507) 454-5374

February 21, 2008

Dear Fellow Shareholders:

I am pleased to invite you to attend the annual meeting to be held at Fastenal’s offices at 2001 Theurer Boulevard, Winona, Minnesota, commencing at 10:00 a.m., central time, on Tuesday, April 15, 2008.

The notice of annual meeting and the proxy statement, which follow, describe the matters to come before the annual meeting. During the annual meeting, we will also review the activities of the past year and items of general interest about Fastenal and will be pleased to answer your questions. Please join us for lunch immediately following the annual meeting.

This year, for the first time, we are taking advantage of a new Securities and Exchange Commission rule allowing us to furnish our proxy materials over the internet. If you are a shareholder who holds shares in an account with a broker (also referred to as shares held in “street name”), you will receive a notice regarding availability of proxy materials by mail from your broker. The notice will tell you how you can access our proxy materials and provide voting instructions to your broker over the internet. It will also tell you how to request a paper or e-mail copy of our proxy materials. If you are a shareholder whose shares are registered directly in your name with our transfer agent, Wells Fargo Bank, N.A. (a “registered shareholder”), you will continue to receive a copy of our proxy materials by mail as in previous years.

We hope that you will be able to attend the annual meeting in person and we look forward to seeing you. Whether or not you plan to attend the meeting, your vote is important and we encourage you to vote promptly.

Sincerely,

Robert A. Kierlin
Chairman of the Board

FASTENAL COMPANY

Notice of Annual Meeting

to be held on April 15, 2008

TIME	10:00 a.m. (central time) on Tuesday, April 15, 2008.

PLACE	Fastenal Company Offices 2001 Theurer Boulevard Winona, Minnesota 55987

ITEMS OF BUSINESS	1. To elect a board of directors consisting of nine members to serve until the next regular meeting of shareholders or until their successors have been duly elected and qualified.

2. To ratify the appointment of KPMG LLP as independent auditors for the year ending December 31, 2008.

3. To transact such other business as may properly be brought before the annual meeting.

RECORD DATE	You may vote at the annual meeting if you were a shareholder of record at the close of business on February 18, 2008.

YOUR VOTE IS IMPORTANT

Your proxy is important to ensure a quorum at the annual meeting. Even if you own only a few shares, and whether or not you plan to attend the meeting, please follow the instructions you received to vote your shares as soon as possible, to ensure that your shares are represented at the meeting.

By Order of the Board of Directors,

Daniel L. Florness
Executive Vice-President and Chief Financial Officer

Winona, Minnesota
February 21, 2008

PROXY STATEMENT

Proxies are being solicited by the board of directors of Fastenal Company (hereinafter referred to as Fastenal or by terms such as we, our, or us) for use in connection with the annual meeting to be held on Tuesday, April 15, 2008 at our principal executive office commencing at 10:00 a.m., central time, and at any adjournments thereof. The address of our principal executive office is 2001 Theurer Boulevard, Winona, Minnesota 55987-0978 and our telephone number is (507) 454-5374. The mailing of this proxy statement and our board of directors’ form of proxy to shareholders whose shares are registered directly in their names with our transfer agent (“registered shareholders”) will commence on or about February 29, 2008. The mailing of the notice regarding availability of proxy materials to our shareholders who hold shares in accounts with brokers (also referred to as shares held in “street name”) will commence on or about the same date.

GENERAL INFORMATION ABOUT THE MEETING AND VOTING

What am I voting on?

There are two proposals scheduled to be voted on at the annual meeting:

•	election of all nine directors; and

•	ratification of the appointment of KPMG LLP as our independent auditors for 2008.

Who is entitled to vote?

The common stock of Fastenal, par value $.01 per share, is our only authorized and issued voting security. At the close of business on February 18, 2008, there were 149,120,712 shares of common stock issued and outstanding, each of which is entitled to one vote.

Only shareholders of record at the close of business on February 18, 2008 will be entitled to vote at the annual meeting or any adjournment thereof.

What constitutes a quorum?

The presence at the annual meeting, in person or by proxy, of the holders of a majority of the shares of common stock outstanding at the close of business on the record date will constitute a quorum for the transaction of business at the meeting.

How many votes are required to approve each proposal?

Election of Directors

The affirmative vote of a plurality of the shares of common stock present in person or by proxy at the annual meeting and entitled to vote is required for the election to our board of directors of each of the nominees for director. Shareholders do not have the right to cumulate their votes in the election of directors.

Other Proposals

The affirmative vote of the holders of the greater of (1) a majority of the shares of common stock present in person or by proxy at the annual meeting and entitled to vote or (2) a majority of the minimum number of shares entitled to vote that would constitute a quorum for the transaction of business at the annual meeting, is required for approval of each other proposal presented in this proxy statement.

How are votes counted?

You may either vote “FOR” or “WITHHOLD” authority to vote for each nominee for election to the board of directors. You may vote “FOR” “AGAINST” or “ABSTAIN” on any other proposal. Abstentions will be counted as present for purposes of determining the existence of a quorum. If you abstain from voting on any proposal other than the election of directors, it has the same effect as a vote against the proposal. If you just sign and submit a proxy card without voting instructions, your shares will be voted “FOR” each director nominee and “FOR” or “AGAINST” any other proposal as recommended by the board.

What is a broker non-vote?

If shareholders do not give their brokers instructions as to how to vote shares held in street name, the brokers have discretionary authority to vote those shares on “routine” matters, such as the election of directors and the ratification of independent auditors, but not on “non-routine” proposals. As a result, if you hold your shares in street name and do not provide voting instructions to your broker, your shares will not be voted on any proposal on which your broker does not have discretionary authority to vote. This is sometimes called a “broker non-vote”. Shares held by brokers who do not have discretionary authority to vote on a particular matter and who have not received voting instructions from their customers will be counted as present for the purpose of determining whether there is a quorum at the annual meeting, but will not be counted or deemed to be present in person or by proxy for the purpose of determining whether our shareholders have approved that matter.

How does the board recommend that I vote?

Fastenal’s board recommends that you vote your shares:

•	“FOR” each of the nominees to the board; and

•	“FOR” the ratification of the appointment of KPMG LLP as our independent auditors for 2008.

How do I vote my shares without attending the annual meeting?

Registered Shareholders

If you are a registered shareholder, you may vote without attending the annual meeting by telephone, over the internet, or by mail as described below. To vote:

•

by telephone, (1) on a touch-tone telephone, call toll-free 1-800-560-1965, 24 hours a day, seven days a week, until 12:00 p.m., central time, on April 14, 2008, (2) have your proxy card and the last four digits of your Social Security Number or Tax Identification Number available, and (3) follow the simple instructions provided;

•

over the internet, (1) go to www.eproxy.com/FAST, 24 hours a day, seven days a week, until 12:00 p.m., central time, on April 14, 2008, (2) have your proxy card and the last four digits of your Social Security Number or Tax Identification Number available, and (3) follow the simple instructions provided; and

•

by mail, (1) mark, date, and sign the enclosed proxy card, and (2) return the proxy card in the enclosed postage-paid envelope or c/o Shareholders ServicesSM, P.O. Box 64873, St. Paul, Minnesota 55164-0873. You should sign your name exactly as it appears on the proxy card. If you are signing in a representative capacity (for example, as guardian, executor, trustee, custodian, attorney or officer of a corporation), you should indicate your name and title or capacity.

Shares held jointly by two or more registered shareholders may be voted by any joint owner, unless we receive written notice from another joint owner denying the authority of the first joint owner to vote those shares.

Shares Held in Street Name

If you hold your shares in street name, you will receive a notice regarding availability of proxy materials that will tell you how to access our proxy materials and provide voting instructions to your broker over the internet. It will also tell you how to request a paper or e-mail copy of our proxy materials. As noted above, if you hold your shares in street name and do not provide voting instructions to your broker, your shares will not be voted on any proposals on which your broker does not have discretionary authority to vote.

Shares Held Through 401(k) Plan

If you participate in our 401(k) plan and have investments in the Fastenal stock fund, you will receive instructions from the trustee of the plan that you must follow in order for shares attributable to your account to be voted. If you fail to provide voting instructions, the shares attributable to your account will not be voted.

How do I vote my shares in person at the annual meeting?

If you are a registered shareholder and prefer to vote your shares at the annual meeting, bring the enclosed proxy card or proof of identification. You may vote shares held in street name only if you obtain a signed proxy from the record holder (broker or other nominee) giving you the right to vote the shares. Shares attributable to your account in our 401(k) plan may not be voted by you in person at the annual meeting. Even if you plan to attend the annual meeting, we encourage you to vote in advance by telephone, over the internet, or by mail so that your vote will be counted if you later decide not to attend the meeting. If you wish to vote in person at the annual meeting and have previously submitted a proxy, you must deliver to an officer of Fastenal a written notice of termination of the proxy’s authority before the vote. Attendance at the annual meeting will not itself revoke a previously granted proxy.

How to I change my vote?

If you are a registered shareholder, you may revoke your proxy at any time prior to the vote at the annual meeting by delivering to an officer of Fastenal a written notice of termination of the proxy’s authority or a properly signed proxy bearing a later date, or by submitting a subsequent proxy by telephone or over the internet. If you hold your shares in street name or through our 401(k) plan and wish to change your vote, you should follow the instructions received from your broker or the trustee of the plan.

PROPOSAL 1 - ELECTION OF DIRECTORS

Nominees and Required Vote

Our bylaws direct that our business will be managed by or under the direction of a board of directors of not less than five or more than nine directors. Within this range, the exact number of directors is fixed from time to time by the board of directors. Each director will be elected at the annual meeting for a term that expires at the next regular shareholders’ meeting and will hold office for the term for which he or she was elected and until a successor is elected and has qualified. The board of directors has fixed the number of directors to be elected for the ensuing year at nine and has nominated the nine persons named below for election as directors. All of our current directors participated in the consideration of the nominees, and we did not retain any third party to assist in identifying or evaluating the nominees. Our directors who qualified as independent directors under the listing standards of The NASDAQ Global Select Market (referred to as “independent directors”), meeting in executive session, reviewed the makeup of the board and recommended, by unanimous vote, the nomination of the nine persons named below. Proxies solicited by the board of directors will, unless otherwise directed, be voted to elect the nine nominees named below to constitute the entire board of directors.

All of the nominees named below are current directors of Fastenal and have been previously elected as directors by our shareholders. Each nominee has indicated a willingness to serve as a director for the ensuing year. However, in case any nominee is not a candidate at the annual meeting for any reason, the proxies named in the board’s form of proxy may vote for a substitute nominee in their discretion.

The following table sets forth certain information as to each director:

Name	Age	Director since	Independent	Position
Robert A. Kierlin	68	1968	Yes	Chairman of the Board and Director
Stephen M. Slaggie	68	1970	Yes	Director
Michael M. Gostomski	67	1973	Yes	Director
Henry K. McConnon	68	1968	Yes	Director
Robert A. Hansen	64	1999	Yes	Director
Willard D. Oberton	49	1999	No	Chief Executive Officer, President, and Director
Michael J. Dolan	59	2000	Yes	Director
Reyne K. Wisecup	45	2000	No	Executive Vice President – Human Resources and Director
Hugh L. Miller	64	2007	Yes	Director

Mr. Kierlin has been the chairman of the board since Fastenal’s incorporation. In addition, Mr. Kierlin served as a Minnesota State Senator from April 1999 through December 2006. Mr. Kierlin also served as our chief executive officer from 1968 through December 2002, and as our president from 1968 through July 2001.

Mr. Slaggie has served as a director since 1970. Mr. Slaggie served as our corporate secretary from 1970 through June 2003. He was a full-time employee of Fastenal from December 1987 through June 2003, during which time he was our shareholder relations director and our insurance risk manager.

Mr. Gostomski has served as a director since 1973. Mr. Gostomski has been the chief executive officer of Winona Heating & Ventilating Company, a sheet metal and roofing contractor located in Winona, Minnesota, for more than the past five years. Mr. Gostomski is also a member of our compensation committee.

Mr. McConnon has served as a director since Fastenal’s incorporation. Mr. McConnon has been the president of Wise Eyes, Inc., an eyeglass retailer and wholesaler located in State College, Pennsylvania, for more than the past five years.

Mr. Hansen has been an associate professor of marketing and logistics management with the Carlson School of Management at the University of Minnesota for more than the past five years. Mr. Hansen is also a member and chairman of our compensation committee and a member of our audit committee.

Mr. Oberton has been our president since July 2001, and has been our chief executive officer since December 2002. Mr. Oberton also served as our chief operating officer from March 1997 through December 2002, as our executive vice-president from June 2000 through July 2001, and as our vice-president from March 1997 through June 2000.

Mr. Dolan has been a business consultant since March 2001. From October 1995 through February 2001, Mr. Dolan was executive vice president and chief operating officer of The Smead Manufacturing Company, a manufacturer of office filing products in Hastings, Minnesota. He was an audit partner of KPMG LLP from 1980 until his retirement in September 1995. Mr. Dolan is also a member and chairman of our audit committee and a member of our compensation committee.

Ms. Wisecup has been our executive vice-president – human resources since November 2007. Ms. Wisecup also served as our director of employee development from April 2002 through December 2007, and our human resources director from April 1997 through April 2002.

Mr. Miller has been the chief executive officer of RTP Company, a custom compounder of thermoplastics materials located in Winona, Minnesota, for more than the past five years. Mr. Miller is also a member of our audit committee. Mr. Miller became a director in April 2007. Mr. Miller was elected to fill the director vacancy due to the retirement of Mr. John D. Remick in April 2007. Mr. Remick had served as a director since our incorporation.

None of the above nominees is related to any other nominee or to any of our executive officers.

THE BOARD OF DIRECTORS RECOMMENDS VOTING FOR

THE ELECTION OF EACH OF THE ABOVE NOMINEES

PROPOSAL 2 – RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

Our audit committee has selected KPMG LLP to serve as our independent auditors for the year ending December 31, 2008, subject to ratification by our shareholders. While it is not required to do so, the audit committee is submitting the selection of KPMG for ratification in order to ascertain the view of our shareholders. If the selection is not ratified, the audit committee will reconsider its selection. Proxies solicited by our board of directors will, unless otherwise directed, be voted to ratify the selection of KPMG as our independent auditors for the year ending December 31, 2008.

A representative of KPMG will be present at the annual meeting and will be afforded an opportunity to make a statement if such representative so desires and will be available to respond to appropriate questions during the meeting.

THE BOARD OF DIRECTORS RECOMMENDS VOTING FOR RATIFICATION OF THE SELECTION OF

KPMG LLP AS FASTENAL’S INDEPENDENT AUDITORS

SECURITY OWNERSHIP OF PRINCIPAL SHAREHOLDERS AND MANAGEMENT

The following table sets forth, as of February 14, 2008 (unless otherwise noted), the ownership of Fastenal common stock by each shareholder who is known by us to own beneficially more than 5% of our outstanding common stock, by each director and nominee for the office of director, by our chief executive officer, chief financial officer, and each of our other three most highly compensation executive officers who served in such capacity as of the end of 2007 (the “named executive officers”), and by all directors and executive officers as a group. On February 14, 2008 there were 149,120,712 shares of Fastenal common stock issued and outstanding.

Name and, if Required, Address of Beneficial Owner	Amount and Nature of Beneficial Ownership (1)		Percentage of Outstanding Shares

Robert A. Kierlin P.O. Box 302 Winona, Minnesota 55987	9,565,384	(2)	6.41%

Stephen M. Slaggie	6,535,724	(3)	4.38

Henry K. McConnon	2,545,720	(4)	1.71

Michael M. Gostomski	893,204	(5)	*

Robert A. Hansen	3,524		*

Willard D. Oberton	335,550	(6)	*

Michael J. Dolan	11,000		*

Reyne K. Wisecup	10,000	(7)	*

Hugh L. Miller	15,913	(8)	*

Nicholas J. Lundquist	66,002	(9)	*

Daniel L. Florness	17,139	(10)	*

Leland J. Hein	7,066	(11)	*

Steven L. Appelwick	959	(12)	*

Ruane, Cunniff & Goldfarb Inc. 767 Fifth Avenue New York, New York 10153-4798	12,683,889	(13)	8.51

William Blair & Company LLC 222 West Adams Street Chicago, Illinois 60606	8,825,753	(14)	5.92

Stephen F. Mandel, Jr. Two Greenwich Plaza Greenwich, Connecticut 06830	7,879,607	(15)	5.28

Directors and executive officers as a group (15 persons)	20,017,730		13.42

*	Less than 1%.

(1)	Except as otherwise indicated in the notes below, the listed beneficial owner has sole voting power and investment power with respect to such shares.
(2)	Includes 400 shares held by Mr. Kierlin’s wife, of which Mr. Kierlin disclaims beneficial ownership. Also includes 20,000 shares held by the Hiawatha Education Foundation. Mr. Kierlin and certain of his children are directors, officers, and/or members of the foundation and, as such, share voting and investment power with respect to shares of our common stock held by the foundation. Mr. Kierlin disclaims beneficial ownership of the shares held by the foundation.
(3)	Includes 419,660 shares held by Mr. Slaggie’s wife, of which Mr. Slaggie disclaims beneficial ownership. Also includes 6,800 shares held by the Slaggie Family Foundation. Mr. Slaggie and members of his family (including his wife and certain of his children) are directors, officers, and members of the foundation and, as such, share voting and investment power with respect to the shares of our common stock held by the foundation. Mr. Slaggie disclaims beneficial ownership of the shares held by the foundation.
(4)	Includes 604,400 shares held by Mr. McConnon’s wife, 2,300 shares held by Mr. McConnon as custodian for one of his grandchildren, and 48,000 shares held by Mr. McConnon’s father with respect to which Mr. McConnon has investment power pursuant to a power of attorney granted to Mr. McConnon by his father. Mr. McConnon disclaims beneficial ownership of the shares held by his wife. 1,841,992 of Mr. McConnon’s shares have been pledged as security for a loan.

(5)	Includes 498,904 shares held in Mr. Gostomski’s revocable living trust, over which Mr. Gostomski has voting and investment power, and 294,300 shares held in the revocable living trust of Mr. Gostomski’s wife, over which Mr. Gostomski’s wife has voting and investment power. Also includes 1,250 shares held by Mr. Gostomski’s wife. Mr. Gostomski disclaims beneficial ownership of the shares held by his wife and held in his wife’s revocable living trust. Further includes 17,500 shares held by the Gostomski Family Foundation, 35,000 shares held in a Net Income with Makeup Charitable Remainder Unitrust and 45,000 shares held in a Charitable Remainder Trust. Mr. Gostomski and his wife share voting and investment power over the shares held by the foundation and the trusts, and Mr. Gostomski disclaims beneficial ownership of these shares.
(6)	Includes 71,600 shares held by Mr. Oberton’s wife, an aggregate of 6,400 shares held by Mr. Oberton and his wife as custodian for Mr. Oberton’s children, and approximately 110 shares attributable to the account of Mr. Oberton in our 401(k) plan as of December 31, 2007. Mr. Oberton has the right to direct the investment of, and the voting of all shares attributable to, his 401(k) plan account.
(7)	Consists of 10,000 shares held jointly by Ms. Wisecup and her husband.
(8)	Includes 12,000 shares held in Mr. Miller’s revocable living trust, over which Mr. Miller has voting and investment power, 500 shares held by an investment club, over which Mr. Miller shares voting and investment power, and 3,413 shares held jointly by Mr. Miller and his wife.
(9)	Includes 6,000 shares held by Mr. Lundquist’s wife, and an aggregate of 4,800 shares held by Mr. Lundquist as custodian for his children. Also includes approximately 2,002 shares attributable to the account of Mr. Lundquist in our 401(k) plan as of December 31, 2007. Mr. Lundquist has the right to direct the investment of, and the voting of all shares attributable to, his 401(k) plan account.
(10)	Consists of 16,099 shares held jointly by Mr. Florness and his wife, and approximately 1,040 shares attributable to the account of Mr. Florness in our 401(k) plan as of December 31, 2007. Mr. Florness has the right to direct the investment of, and the voting of all shares attributable to, his 401(k) plan account.
(11)	Consists of 5,000 shares held jointly by Mr. Hein and his wife, and approximately 2,066 shares attributable to the account of Mr. Hein in our 401(k) plan as of December 31, 2007. Mr. Hein has the right to direct the investment of, and the voting of all shares attributable to, his 401(k) plan account.
(12)	Consists of approximately 959 shares attributable to the account of Mr. Appelwick in our 401(k) plan of December 31, 2007. Mr. Appelwick has the right to direct the investment of, and the voting of all shares attributable to, his 401(k) plan account.
(13)	According to an amendment to a Schedule 13G statement filed with the SEC reflecting ownership as of December 31, 2007, Ruane, Cunniff & Goldfarb Inc., which is a registered investment advisor, has sole voting power with respect to 8,698,379 shares and sole investment power with respect to 12,683,889 shares.
(14)	According to an amendment to a Schedule 13G statement filed with the SEC reflecting ownership as of December 28, 2007, William Blair & Co., Inc., which is a registered broker-dealer and investment advisor, has sole voting and investment power with respect to 8,825,753 shares.
(15)	According to a Schedule 13G statement filed with the SEC reflecting ownership as of December 31, 2007, Steven F. Mandel, Jr. has shared voting and investment power with respect to an aggregate of 7,879,607 shares held directly or indirectly by Lone Spruce, L.P., Lone Balsam, L.P., Lone Sequoia, L.P., Lone Cascade, L.P., Lone Sierra, L.P., Lone Pine Associates LLC, Lone Pine Members LLC, Lone Pine Capital LLC, Lone Cypress, Ltd., Lone Kauri, Ltd., and Lone Monterey Master Fund, Ltd.

CORPORATE GOVERNANCE

Board Matters

Our board of directors has determined that none of Mr. Kierlin, Mr. Slaggie, Mr. Gostomski, Mr. McConnon, Mr. Hansen, Mr. Dolan, or Mr. Miller has any relationship that would interfere with the exercise by such person of independent judgment in the carrying out of his responsibilities as a director and that each such individual is an independent director. The independent directors constitute a majority of our board of directors.

Our board of directors provides a process for our shareholders to send communications directly to our directors. The manner in which shareholders can send communications to directors and the process for relaying such communications is described on our web site at www.fastenal.com.

We have no formal policy regarding attendance by directors at our annual meeting, although most of our directors have historically attended this meeting. Each of our nine directors attended our 2007 annual meeting.

Board Structure and Committee Membership

During 2007, we had two standing board committees, consisting of an audit committee and a compensation committee. Two additional committees, the acquisition and employee development committees, were disbanded in January 2007. The members of our audit committee and compensation committee, and the number of meetings held by the board and each such committee in 2007, are detailed below. Each director attended more than 75% of the aggregate number of meetings of the board and the various committees on which he or she served during 2007.

	Board	Audit	Compensation
Mr. Kierlin	Chairman
Mr. Slaggie	X
Mr. Gostomski	X		X
Mr. McConnon	X
Mr. Hansen	X	X	Chairman
Mr. Oberton	X
Mr. Dolan	X	Chairman	X
Ms. Wisecup	X
Mr. Miller	X	X
Number of 2007 meetings	4	8	7

We do not have a nominating committee or any other committee of the board of directors performing equivalent functions.

Audit Committee

Our audit committee consists of three directors, each of whom is an independent director. Our board of directors has determined that Mr. Dolan is an “audit committee financial expert” under the rules of the SEC.

The audit committee is responsible for overseeing our management and independent auditors as to corporate accounting and financial reporting, and has the authority to:

•	select, evaluate and replace our independent auditors;

•

review and discuss with our management and independent auditors our audited annual financial statements, and recommend to our board whether the audited annual financial statements should be included in our annual report on Form 10-K;

•	review and discuss with our independent auditors items required to be communicated by them regarding our interim financial statements;

•	oversee the independence of our independent auditors;

•	review financial and accounting personnel succession planning; and

•	review related person transactions for potential conflict-of-interest situations, as specified in our related person transaction approval policy described below.

Our audit committee operates under a written charter adopted by our board of directors in June 2000. The audit committee charter was amended in April 2004 in order to bring the charter into compliance with the revised listing standards of The NASDAQ Global Select Market and amended in January 2008 for administrative purposes. The audit committee reviews its charter on an annual basis to determine if any amendments are needed. A copy of the amended audit committee charter is available on our website at www.fastenal.com.

Related Person Transaction Approval Policy

In January 2007, our board of directors adopted a formal written related person transaction approval policy, which sets out Fastenal’s policies and procedures for the review, approval, or ratification of “related person transactions”. For these purposes, a “related person” is a director, nominee for director, executive officer, or holder of more than 5% of our common stock, or any immediate family member of any of the foregoing. This policy applies to any financial transaction, arrangement or relationship or any series of similar financial transactions, arrangements or relationships in which Fastenal is a participant and in which a related person has a direct or indirect interest, other than the following:

•	payment of compensation by Fastenal to a related person for the related person’s service in the capacity or capacities that give rise to the person’s status as a “related person;”

•	transactions available to all employees or all shareholders on the same terms;

•

purchases of supplies from Fastenal in the ordinary course of business at the same price and on the same terms as offered to our other customers, regardless of whether the transactions are required to be reported in Fastenal’s filings with the SEC; and

•	transactions, which when aggregated with the amount of all other transactions between the related person and Fastenal, involve less than $120,000 in a year.

Our audit committee is to approve any related person transaction subject to this policy before commencement of the related person transaction, provided that if the related person transaction is identified after it commences, it shall be brought to the audit committee for ratification, amendment or rescission. The chairman of our audit committee has the authority to approve or take other actions in respect of any related person transaction that arises, or first becomes known, between meetings of the audit committee, provided that any action by the chairman must be reported to our audit committee at its next regularly scheduled meeting.

Our audit committee will analyze the following factors, in addition to any other factors the members of the audit committee deem appropriate, in determining whether to approve a related person transaction:

•	whether the terms are fair to Fastenal;

•	whether the transaction is material to Fastenal;

•	the role the related person has played in arranging the related person transaction;

•	the structure of the related person transaction; and

•	the interests of all related persons in the related person transaction.

Our audit committee may, in its sole discretion, approve or deny any related person transaction. Approval of a related person transaction may be conditioned upon Fastenal and the related person following certain procedures designated by the audit committee.

Transactions with Related Persons

There were no related person transactions during 2007 required to be reported in this proxy statement.

Audit Committee Report

As noted above, our audit committee is responsible for overseeing Fastenal’s management and independent auditors in respect of our accounting and financial reporting. In performing its oversight function, our audit committee relies upon advice and information received from Fastenal’s management and independent auditors.

In that regard, our audit committee has reviewed and discussed with members of Fastenal’s management our audited consolidated financial statements for 2007, and has discussed with representatives of our independent auditors the matters required to be discussed with audit committees by Statement on Auditing Standards No. 114 (Communication with Audit Committees). Our audit committee has also received the written disclosures from our independent auditors required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), and has discussed with representatives of our independent auditors that firm’s independence.

Based on the review and discussions referred to above, our audit committee recommended to our board of directors that our audited financial statements for 2007 be included in our 2007 annual report on Form 10-K for filing with the SEC.

Michael J. Dolan	Robert A. Hansen	Hugh L. Miller
Members of the Audit Committee

Compensation Committee

Our compensation committee was appointed by our board of directors to discharge the board’s responsibilities relating to compensation of Fastenal’s executive officers and to oversee and advise the board on the adoption of policies that govern our compensation and benefit programs. Our compensation committee consists of three directors, each of whom qualifies as an independent director. Our compensation committee has the authority to:

•

review and approve our goals and objectives relevant to compensation of our chief executive officer, evaluate our chief executive officer’s performance in light of those goals and objectives, and determine and approve all elements of our chief executive officer’s compensation based on this evaluation, including salary, incentive and equity-based compensation;

•	review the evaluations of the performance of our other executive officers, and approve all elements of their compensation, including salary, incentive and equity-based compensation;

•	approve incentive plan goals for executive officers, review actual performance against goals, and approve plan awards;

•

review our compensation programs for management employees, make recommendations to our board concerning the adoption or amendment of compensation plans, including equity-based plans, and exercise all the authority of the board of directors with respect to the administration of such plans;

•	consult with our management regarding changes in Fastenal’s benefit plans which could result in material changes in costs or the benefit levels provided; and

•	review and discuss with management our Compensation Discussion and Analysis and recommend to our board the inclusion of the CD&A in Fastenal’s annual proxy statement.

Our compensation committee may delegate to our chief executive officer the authority, within pre-existing guidelines established by the compensation committee, to approve awards of equity-based compensation under established plans to employees other than executive officers. Our chief executive officer may be present during deliberations of the compensation committee on the compensation of our other executive officers and may provide input at the request of the compensation committee on that compensation, but may not vote on executive compensation.

Our compensation committee operates under a written charter adopted by our board of directors in December 2006. A copy of this charter is available on our web site at www.fastenal.com.

Compensation Committee Interlocks and Insider Participation

Our chairman of the board made recommendations regarding director compensation for 2007 to the full board and the board made the final decision regarding director compensation after consideration of such recommendations. All of our directors, including our chief executive officer, participated in the deliberations of the board during 2007 regarding director compensation.

Compensation Committee Report

Our compensation committee has reviewed and discussed the Compensation, Discussion and Analysis contained in this proxy statement with management. Based on the compensation committee’s review of, and discussions with management with respect to, the Compensation Discussion and Analysis, the compensation committee has recommended to our board of directors that the Compensation Discussion and Analysis be included in this proxy statement and in our 2007 annual report on Form 10-K.

Robert A. Hansen	Michael M. Gostomski	Michael J. Dolan
Members of the Compensation Committee

Director Nominations Policy

Our board of directors adopted a director nominations policy in January 2004. A copy of that policy is available on our website at www.fastenal.com. This policy requires all candidates for service on our board of directors to have:

•	personal integrity;

•	loyalty to Fastenal and concern for our success and welfare;

•	the ability and willingness to apply sound and independent judgment;

•	an awareness of a director’s vital part in our good corporate citizenship;

•	time available for meetings and consultation on Fastenal matters;

•	the commitment to serve as a director for a reasonable period of time; and

•	the willingness to assume the fiduciary responsibilities of a director.

Leadership experience in business or administrative activities, a breadth of knowledge about issues affecting us and an ability to contribute special expertise to board or committee activities are also qualities to be considered in selecting director candidates.

Under the director nominations policy, our independent directors are responsible for:

•	reviewing the overall makeup of our board and our needs for new directors;

•	identifying, evaluating, and recruiting candidates to fill any additional or vacant positions on the board; and

•	recommending to the full board candidates to be nominated for election at the annual shareholders meeting.

If the independent directors determine to recommend the addition of one or more directors, or if a vacancy occurs on the board that we are required to fill or that the independent directors determine should be filled, our policy provides that the procedures described below will be followed to the extent the independent directors deem necessary or appropriate.

Our independent directors will initiate a search for director candidates, identify an initial slate of candidates, conduct inquiries into the background and qualifications of the initial slate, and determine one or more preferred candidates. The preferred candidate or candidates will then be interviewed by the chairman of our board and, if the chairman is not an independent director, at least one independent director. Thereafter, our independent directors will meet to consider and approve the final candidate and seek full board endorsement of the final candidate.

Our independent directors may consult with the full board and with members of Fastenal’s management in determining our needs for new directors and in identifying, evaluating, and recruiting director candidates, and may use Fastenal personnel to assist them with the performance of their duties. Our independent directors have the authority to retain search firms to assist in identifying and evaluating director candidates, as well as any other advisors as the independent directors determine necessary to carry out their duties. Fastenal is required to provide appropriate funding, as determined by our independent directors, for payment of compensation to any search firm or other advisors so employed by the independent directors.

In accordance with the director nominations policy, qualified candidates for membership on our board recommended by our shareholders will be considered by the independent directors. Candidates recommended by our shareholders will be evaluated in the same manner as other candidates. Shareholders may recommend candidates by sending an e-mail to bod@fastenal.com or by writing to Board of Directors, Fastenal Company, 2001 Theurer Boulevard, Winona, Minnesota 55987 and providing the candidate’s name, biographical data, and qualifications.

We believe that, as a result of the role of our independent directors in the nominations process, it is not necessary at this time to have a separate nominating committee. Since we have no separate nominating committee, our full board, based on recommendations by the independent directors, nominates individuals for election as directors. Each of our board members, except for Mr. Oberton and Ms. Wisecup, currently qualifies as an independent director.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act requires our directors and officers to file initial reports of share ownership and reports of changes in share ownership with the SEC. Our directors and officers are required by SEC regulations to furnish us with copies of all Section 16(a) forms they file.

Based solely on a review of the copies of such forms furnished to us and written representations from our directors and officers, all Section 16(a) filing requirements were met for 2007, except that one report, covering stock option grants to such executive officer on April 17, 2007, was filed late by each of Mr. Oberton, Ms. Wisecup, Mr. Lundquist, Mr. Florness and Mr. Appelwick.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Compensation Philosophy and Objectives

Our executive compensation program is designed with one fundamental purpose: to support Fastenal’s core values and mission, which is growth through customer service. Consistent with that purpose, our compensation philosophy embodies the following principles:

•	the compensation program should align the interests of our management team with those of our shareholders;

•	the compensation program should reward the achievement of Fastenal’s strategic initiatives and short- and long-term operating and financial goals;

•	compensation should appropriately reflect differences in position and responsibility;

•	compensation should be reasonable; and

•	the compensation program should be understandable and transparent.

In structuring a compensation program that will responsibly implement these principles, we have developed the following objectives for our executive compensation program:

•	overall compensation levels must be sufficiently competitive to attract and retain talented leaders and motivate those leaders to achieve superior results;

•

a substantial portion of total compensation should be contingent on, and variable with, achievement of objective corporate performance goals, and that portion should increase as an executive’s position and responsibility increases;

•	total compensation should be higher for individuals with greater responsibility and greater ability to influence our achievement of operating goals and strategic initiatives;

•

the number of different elements in our compensation program should be kept to a minimum, and those elements should be readily understandable by and easily communicated to executives, shareholders, and others; and

•	executive compensation should be set at responsible levels to promote a sense of fairness and equity among all employees and appropriate stewardship of corporate resources among shareholders.

Our compensation practices that have developed demonstrate our commitment to these principles and objectives. We do not have any employment, severance, or change-in-control agreements with any of our executive officers. Our long-term equity incentive plan provides only for the issuance of stock options, and does not permit discounted stock options, reload stock options, or the re-pricing of stock options. We do not provide perquisites or other personal benefits to our executives, our only retirement plan is our 401(k) plan available to all employees, and the benefit programs in which executives may participate are the same programs as those made available to our employees generally. We strive to make our compensation disclosures clear and concise, providing all of the information necessary to permit our shareholders to understand our compensation philosophy, our compensation-setting process, and how much our executives are paid.

All decisions regarding compensation of our executive officers for 2007 were made by our compensation committee.

Elements of Executive Compensation

Our executive compensation program has three primary elements: base salary, annual performance-based cash bonuses, and the potential for long-term equity incentives. As noted above, these primary elements are supplemented by the opportunity to participate in benefit plans that are generally available to all of our employees. We believe these components work in unison to provide a reasonable total compensation package for our executive officers.

Historically, the amount of equity-based compensation paid by Fastenal to any individual employee, including our executive officers, has been limited. During 2007, our shareholders approved our amended and restated stock option plan. The plan was amended so the equity-based compensation element could be increased for employees with greater responsibility within Fastenal, making a larger portion of their total compensation dependent on long-term stock appreciation. We believe this was an appropriate change to provide those individuals with the opportunity to earn additional compensation based on our stock appreciation in order to encourage longer term retention and operational and financial focus.

Base Salary

We provide executive officers with base salary to provide them with a fixed base amount of compensation for services rendered during the year. We believe this is consistent with competitive practices and will help assure we retain qualified leadership in those positions. Because of our desire to emphasize those elements of compensation that are performance-based, our practice has generally been to set modest base salary levels for each executive officer. In setting these salary levels for individual executives, we may consider the performance of the individual executive, historical compensation levels, and competitive pay practices at companies of similar size. We may also consider industry conditions, corporate performance versus a peer group of companies, and the overall effectiveness of our compensation program in achieving desired performance levels. Because of our “pay for performance” mentality, this is the only component of executive compensation that is not tied directly to our performance.

Our compensation committee established the base salary to be paid to our executive officers for each of 2007 and 2008 at its first meeting in such year. The base salary for each executive officer, including the chief executive officer, was determined by applying a discount to the average base salary historically paid by members of the peer group selected in connection with the preparation of our stock performance graph included in our annual report to shareholders for the relevant year to their executive officers having comparable responsibilities. Our compensation committee applied a discount factor due to the member’s belief that a significant portion of the total compensation of our executive officers should be performance based. Fastenal’s performance was not a factor considered by the compensation committee in setting base salary of our executive officers. However, the compensation committee believes that, as a result of their individual performance-based cash bonus arrangements and potential option awards, the interests of our executive officers are and will remain closely aligned with the long-term interests of Fastenal and our shareholders.

Cash Incentives - 2007

Our rationale behind performance-based cash incentive compensation for 2007 was rooted in our desire to encourage achievement of consistent short-term and long-term financial and operating results and to reward our executive officers for that consistent performance. During 2007, our executive officers were eligible for cash incentives through individual bonus arrangements based on our overall financial performance. These bonus arrangements for 2007 were approved by our compensation committee at its first meeting in 2007. The bonus arrangements provided our executive officers, other than our chief financial officer, with the opportunity to earn a cash bonus for each quarter during the year when we increased our consolidated pre-tax earnings above a pre-determined minimum target, and provided our chief financial officer the opportunity to earn a cash bonus for each quarter during the year when we achieved consolidated net earnings above a pre-determined minimum target. An executive officer was paid the cash incentive only if and to the degree we met the specified objectives. No discretion was exercised to increase or decrease payouts.

Specifically, for named executive officers other than our chief financial officer and Mr. Hein, the bonus arrangements for 2007 specified that for each quarter during the year, a base bonus would be paid equal to a specified percentage (2.25% for Mr. Oberton, 1.75% for Mr. Lundquist, and 0.8% for Mr. Appelwick) of the amount, if any, by which our pretax earnings for that quarter exceeded 105% of our pretax earnings for the same quarter in 2006. The payment methodology for Mr. Oberton, Mr. Lundquist, and Mr. Appelwick was based on pretax earnings as their responsibilities more directly relate to our pretax performance.

The bonus arrangement for Mr. Florness, our chief financial officer, specified that for each quarter during 2007 he would receive a base bonus equal to 0.5% of the amount, if any, by which our net earnings for that quarter exceeded 8.0% of our net sales for that quarter, plus 1% of the amount, if any, by which our net earnings for that quarter exceeded 9.5% of net sales for that quarter. This base bonus amount would be reduced by 5% for each percentage point of net earnings growth, over the same quarter in 2006, below 20%, with a maximum reduction of 75%. An additional incentive would be paid for any quarter during 2007 in which the growth in net earnings, as compared to the same quarter in 2006, exceeded 25%. The amount of this additional incentive would equal the base bonus amount for that quarter, multiplied by 25%. The payment methodology for Mr. Florness was based on net earnings as his responsibilities allow him to affect our entire financial position, including our tax position.

Mr. Hein, who is a named executive officer, was elected as an executive officer in November 2007. Mr. Hein’s 2007 compensation is included in the Summary Compensation Table below. Since he was not elected as executive officer until November 2007, the compensation of Mr. Hein for 2007 was not established by our compensation committee. Instead, Mr. Hein was compensated based on his regional leadership role.

Cash Incentives - 2008

Our rationale behind performance-based cash incentive compensation for 2008 is rooted in our desire to reward our executive officers for consistent short-term and long-term profit growth and operating results. During 2008 our executive officers will be eligible for cash incentives through individual bonus arrangements based on the overall financial performance of the company or of their respective areas of responsibility. The bonus arrangements for 2008 were approved by our compensation committee at its first meeting in 2008. The bonus arrangements are intended to provide our executive officers with the opportunity to earn a cash bonus for each quarter during the year when we increase our earnings above a pre-determined minimum target. An executive officer will be paid the cash incentive only if, and to the degree, we meet the specified objectives.

The 2008 cash incentive program applies to all of our executive officers. The specific programs for certain executive officers are included in the table below. The payout percentage applies to the portion of overall pre-tax earnings of the officers’ respective areas of responsibility or of the net earnings of the company (as specified in the table below) for each quarter during 2008 that exceeds 105% of such earnings in the same quarter of 2007.

Name	Earnings type	Payout percentage
Mr. Oberton	Pretax earnings – Fastenal	2.25%
Mr. Florness	Net earnings – Fastenal	1.50%
Mr. Lundquist	Pretax earnings[1]	2.25%
Mr. Hein	Pretax earnings[1]	1.50%

[1]	The pretax earnings growth is for the respective areas of responsibility under their leadership.

Cash Incentives - General

Historically, the methodology and variables used in our performance-based cash incentive arrangements have been negotiated with the individual executive officers as part of their individual employment arrangements. We feel the payout percentages used reflect our goal of rewarding our executive officers for consistent short-term and long-term profit growth and operating results.

Long-Term Equity Incentives

We began to place an increasing emphasis on compensation tied to the market price of Fastenal’s common stock during 2007. We believe that increasing the equity-based element of our compensation program will allow our executive officers to earn additional compensation based on the appreciation of the stock and will facilitate the retention of executive officers. We also feel these incentives align management’s interest, regardless of their individual stock ownership position, with the interests of our shareholders.

On April 17, 2007, our shareholders approved our amended and restated stock option plan. Our compensation committee granted options to purchase approximately 2.2 million shares on the same day, 550,000 of these options were granted to individuals serving as executive officers at that time. The options granted to those executive officers will vest and become exercisable over a period of five, seven or eight years. The compensation committee elected to grant options with staggered vesting in order to insure continuity of leadership.

Our compensation committee is considering granting options in 2008 to purchase approximately 300,000 shares. None of these grants are anticipated to be made to our executive officers, as our compensation committee believes that the options granted in 2007 provide reasonable incentive to those officers at this time.

Other Compensation

We make annual profit sharing contributions to our executive officers’ 401(k) plan accounts. We allocate the annual profit sharing contribution made to all employees participating in our 401(k) plan, including our executive officers, based on the same formula. Our executive officers do not receive any other perquisites or other personal benefits or property from us.

Management’s Role in the Compensation-Setting Process

Management plays an important role in our compensation-setting process. The most significant aspects of management’s role are:

•	evaluating employee performance;

•	recommending business performance targets and objectives; and

•	recommending salary levels and option awards.

Our chief executive officer works with our compensation committee in establishing the agenda and discussion surrounding executive compensation. During this process, our chief executive officer may be asked to provide:

•	the background information regarding our strategic objectives;

•	his evaluation of the performance of our executive officers; and

•	compensation recommendations as to executive officers.

Deductibility of Executive Compensation

We are mindful of the potential impact upon Fastenal of Section 162(m) of the Internal Revenue Code, which prohibits public companies from deducting certain executive remuneration in excess of $1,000,000. While reserving our right to offer such compensation arrangements as may from time to time be necessary to attract and retain top-quality management, we intend generally to structure such arrangements, where feasible, so as to minimize or eliminate the impact of the limitations of Section 162(m).

Summary of Compensation

Set out in the following table is information with respect to the compensation of our named executive officers for services rendered during each of the last three years:

SUMMARY COMPENSATION TABLE

Name and Principal Position	Year	Salary ($)		Bonus ($)	Stock Awards ($)	Option Awards ($) (1)	Non-Equity Incentive Plan Compensation ($) (2)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($) (3)	Total ($)
Willard D. Oberton	2007	485,000	(4)	—	—	325,308	918,373	—	2,500	1,731,181
Chief Exeuctive Officer and	2006	350,000	(4)	—	—	—	439,984	—	1,983	791,967
President	2005	347,916	(4)	—	—	—	660,618	—	2,040	1,010,574

Daniel L. Florness	2007	250,000		—	—	76,628	569,708	—	2,500	898,836
Executive Vice President and	2006	235,000		—	—	—	540,219	—	1,983	777,202
Chief Financial Officer	2005	235,000		—	—	—	553,321	—	2,040	790,361

Nicholas J. Lundquist	2007	375,000		—	—	135,550	714,290	—	2,500	1,227,340
Executive Vice President - Sales	2006	300,000		—	—	—	366,723	—	1,983	668,706
	2005	300,000		—	—	—	549,715	—	2,040	851,755

Leland J. Hein (5) Executive Vice-President -Sales	2007	206,600		—	—	38,314	328,307	—	2,500	575,721

Steven L. Appelwick	2007	200,000		—	—	38,314	326,532	—	2,500	567,346
Vice-President Product	2006	175,000		—	—	—	205,364	—	1,983	382,347
Development, Supply Chain,	2005	175,000		—	—	—	396,370	—	2,040	573,410
Global Procurement, and Trading

(1)	This column sets out the compensation expense recognized by our company for financial reporting purposes during 2007 in connection with all outstanding options (including those granted prior to 2007). We calculated this expense in accordance with generally accepted accounting principles utilizing the assumptions set forth in Note 5 to our consolidated financial statements included in our 2007 annual report to shareholders.
(2)	This column sets out cash bonuses earned (rather than paid) in the respective year.
(3)	This column sets out our annual profit sharing contribution under our 401(k) plan.
(4)	This amount includes $10,000, $5,000, and $3,000 paid to Mr. Oberton in 2007, 2006, and 2005, respectively, in his capacity as one of our directors. See “Director Compensation” below.
(5)	Mr. Hein was elected as an executive officer in November 2007. The figures shown represent compensation for all of 2007. The prior year figures are not included as Mr. Hein was not an executive officer during any of those periods.

Grant of Plan-Based Awards

Set out in the following table is information with respect to awards made to the named executive officers under cash bonus arrangements and the company’s amended and restated stock option plan for 2007.

GRANT OF PLAN-BASED AWARDS

		Estimated Possible Payouts Under Non-Equity Incentive Plan Awards (1)			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or	All Other Option Awards: Number of Securities Underlying	Exercise or Base Price of Option	Grant Date Fair Value of Stock
Name	Grant Date	Threshold ($) (2)	Target ($) (3)	Maximum ($) (2)	Threshold (#)	Target (#)	Maximum (#)	Units (#)	Options (#) (4)	Awards ($ / Sh)	and Option Awards
Willard D. Oberton	04/17/07	—	867,000	—	—	—	—	—	250,000	45.00	$325,308

Daniel L. Florness	04/17/07	—	543,000	—	—	—	—	—	100,000	45.00	$76,628

Nicholas J. Lundquist	04/17/07	—	674,000	—	—	—	—	—	150,000	45.00	$135,550

Leland J. Hein	04/17/07	—	—	—	—	—	—	—	50,000	45.00	$38,314

Steven L. Appelwick	04/17/07	—	410,000	—	—	—	—	—	50,000	45.00	$38,314

(1)	The awards under the 2007 cash bonus arrangements for each of the named executive officers were paid at the end of each fiscal quarter based on financial results for that fiscal quarter, and none of those awards will result in future payouts. The 2007 cash bonus formulas for each of the named executive officers other than Mr. Hein are described above in “Compensation Discussion and Analysis – Elements of Executive Compensation – Cash Incentives – 2007”. Mr. Hein did not become an executive officer until November 2007. His 2007 cash bonus arrangement was based on profit growth and return on current assets for the area of responsibility under his leadership.
(2)	There were no thresholds or maximum payouts under the 2007 cash bonus arrangements.
(3)	Target payouts for each of the named executive officers other than Mr. Hein were calculated by applying financial results for 2006 to the cash bonus formulas for 2007. Mr. Hein’s area of responsibility during 2007 differed from that during 2006. As a result, no meaningful target payout can be calculated. Actual cash bonuses earned in 2007 for each of the named executive officers, including Mr. Hein, are reported above in the Summary Compensation Table in the column entitled “Non-Equity Incentive Plan Compensation”.
(4)	Each option awarded in 2007 will vest and become exercisable over a period of five, seven or eight years, with 50% of such option vesting and becoming exercisable halfway through the relevant vesting period and the remainder vesting and becoming exercisable proportionately on each anniversary of the date of grant of the option occurring after the initial vesting date. Each option will terminate, to the extent not previously exercised, 13 months after the end of the relevant vesting period.

Outstanding Equity-Based Awards.

Set out in the following table is information with respect to each named executive officer’s outstanding equity awards as of the end 2007. The equity awards consist solely of options granted under our existing stock option plan.

OUTSTANDING EQUITY AWARDS AT YEAR-END

	Option Awards					Stock Awards
	Number of Securities Underlying Unexercised Options (#)	Number of Securities Underlying Unexercised Options (#) (1)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options	Option Exercise Price	Option Expiration	Number of Shares or Units of Stock That Have Not Vested	Market Value of Shares or Units of Stock That Have Not Vested	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested
Name	Exercisable	Unexercisable	(#)	($)	Date	(#)	($)	(#)	($)
Willard D. Oberton	—	250,000	—	$45.00	5/31/2013	—	—	—	—

Daniel L. Florness	—	100,000	—	$45.00	5/31/2016	—	—	—	—

Nicholas J. Lundquist	—	100,000		$45.00	5/31/2013	—	—	—	—
		50,000		$45.00	5/31/2015

Leland J. Hein	—	50,000	—	$45.00	5/31/2016	—	—	—	—

Steven L. Appelwick	—	50,000	—	$45.00	5/31/2016	—	—	—	—

(1)	Each option with an option expiration date of May 31, 2013 will vest and become exercisable over a period of five years. Each option with an option expiration date of May 31, 2015 will vest and become exercisable over a period of seven years. Each option with an option expiration date of May 31, 2016 will vest and become exercisable over a period of eight years. 50% of each option will vest and become exercisable halfway through the relevant vesting period and the remainder will vest and become exercisable proportionately on each anniversary of the date of grant of the option occurring after the initial vesting date.

Option Exercises

SEC regulations state that we must disclose information in this proxy statement, in a tabular format, regarding options to purchase Fastenal stock that have been exercised by named executive officers during our last completed year. No stock options were exercised by named executive officers in 2007.

OPTION EXERCISES AND STOCK VESTED

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Willard D. Oberton	—	—	—	—

Daniel L. Florness	—	—	—	—

Nicholas J. Lundquist	—	—	—	—

Leland J. Hein	—	—	—	—

Steven L. Appelwick	—	—	—	—

Pension Benefits

SEC regulations state that we must disclose information in this proxy statement, in a tabular format, regarding any plans that provide for retirement payments or benefits other than defined contribution plans. We have never had any such benefit plan and do not anticipate creating any such plan in the future. As a result, we have omitted this table.

Non-Qualified Deferred Compensation

SEC regulations state that we must disclose information in this proxy statement, in a tabular format, regarding defined contribution or other plans that provide for deferral of compensation on a basis that is not tax-qualified. We have never had any such benefit plan and do not anticipate creating such a plan in the future. As a result, we have omitted this table.

Potential Payments Upon Termination or Change-in-Control

SEC regulations state that we must disclose information in this proxy statement regarding agreements, plans or arrangements that provide for payments or benefits to our executive officers in connection with any termination of employment or change in control of Fastenal. We are not parties to any such agreement, plan or arrangement other than our stock option plan, which provides that unvested options will, under certain circumstances, become immediately exercisable in the event of certain mergers or similar transactions involving Fastenal or in the event of the dissolution or liquidation of Fastenal.

Compensation of Directors

Set out in the following table is information with respect to the compensation for 2007 of each of our directors, in their capacity as directors, other than our chief executive officer. Our chief executive officer’s compensation, in his capacity as a director and officer of Fastenal, is set out in the Summary Compensation Table above.

DIRECTOR COMPENSATION

Name	Fees Earned Or Paid in Cash ($)	Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
Robert A. Kierlin	70,000	—	—	—	—	—	70,000

Stephen M. Slaggie	26,000	—	—	—	—	—	26,000

Michael M. Gostomski	54,000	—	—	—	—	—	54,000

John D. Remick[1]	24,000	—	—	—	—	—	24,000

Henry K. McConnon	22,000	—	—	—	—	—	22,000

Robert A. Hansen	96,000	—	—	—	—	—	96,000

Michael J. Dolan	96,000	—	—	—	—	—	96,000

Reyne K. Wisecup	10,000	—	—	—	—	—	10,000

Hugh L. Miller[1]	24,000	—	—	—	—	—	24,000

[1]	In April 2007, Mr. Remick retired from our board and Mr. Miller was elected to fill the open seat.

During 2007, each of our directors received an annual retainer of $10,000 for his or her services as a director. If the director was not a Fastenal employee and except as otherwise described below, they each also received $4,000 (plus reimbursement of reasonable expenses) for attendance at each meeting of the board. Each member of a committee who also was not a Fastenal employee received $4,000 (plus reimbursement of reasonable expenses) for attendance at each committee meeting. The chairman of the board received a monthly retainer of $5,000 in lieu of meeting attendance fees. The chairmen of the audit committee and the compensation committee each received an annual retainer of $10,000 in addition to the fee for committee meeting attendance.

AUDIT AND RELATED FEES

In connection with the audit of our 2007 and 2006 consolidated financial statements, we entered into engagement letters with KPMG LLP which set forth the terms by which KPMG agreed to perform audit services for us. These agreements are subject to alternative dispute resolution procedures and an exclusion of punitive damages.

The following table presents fees billed by our independent auditors for professional services, in the years indicated, by category, as described in the notes to the table.

	2007	2006
Audit Fees(1)
Domestic Audit Fees	$560,000	$540,000
Statutory Audit Fees – Puerto Rico	22,000	21,000

Total Audit Fees	582,000	561,000

Audit-Related Fees(2)	16,000	21,000
Tax Fees	0	0
All Other Fees	0	0

Total	$598,000	$582,000

(1)	Aggregate fees for professional services rendered by our auditors for the audit of Fastenal’s annual financial statements, audit of internal control over financial reporting, review of financial statements included in our quarterly reports on Form 10-Q, statutory audit services related to our Puerto Rico operations, and other audit related services including services provided in connection with certifications required under federal securities laws.
(2)	Aggregate fees billed for audit-related services related to our 401(k) plan in both years and, during 2006, for the assessment of changes to our tax provision to assess the impact of multi-jurisdictional considerations.

Independence of Principal Accountant

Our audit committee has considered whether, and has determined that, the provision of the services described above was compatible with maintaining the independence of our independent auditor.

Pre-Approval of Services

The Sarbanes-Oxley Act of 2002 and the rules of the SEC regarding auditor independence require that audit and non-audit services provided to us by our principal accountant be pre-approved by our audit committee or pursuant to pre-approval policies and procedures established by our audit committee, except that de minimis non-audit services may, under certain circumstances, be approved retroactively. Our audit committee has granted to its chairman, Mr. Dolan, the authority to pre-approve the provision of audit and non-audit services, provided that he reports any such pre-approvals to the audit committee at its next scheduled meeting. All of the audit-related services were pre-approved in accordance with our pre-approval policy, and none of the non-audit services provided to us by our independent auditor in 2007 or 2006 were approved retroactively pursuant the exception to the pre-approval requirements for de minimis non-audit services described above.

ADDITIONAL MATTERS

If you are a registered shareholder, our 2007 annual report, including financial statements, is being mailed to you with this proxy statement. If you are a shareholder who holds shares in street name, you will receive a notice regarding availability of proxy materials by mail from your broker. The notice will contain instructions as to how you can access our 2007 annual report over the internet. It will also tell you how to request a paper or e-mail copy of our 2007 annual report.

As of the date of this proxy statement, we know of no matters that will be presented for determination at the 2008 annual shareholders meeting other than those referred to herein. If any other matters properly come before the meeting calling for a vote of shareholders, it is intended that the shares represented by the proxies solicited by our board of directors will be voted by the proxies named therein in accordance with their best judgment.

We will pay the cost of soliciting our board of directors’ form of proxy, which may include the reimbursement by us of brokers for forwarding soliciting materials to shareholders holding stock in street name. In addition to solicitation by the use of mail and the internet, our directors, officers and employees may solicit proxies by telephone, personal contact or special correspondence without additional compensation to them.

Our transfer agent is Wells Fargo Bank, N.A. All communications concerning registered shareholder accounts, including address changes, name changes, common stock transfer requirements, and similar issues, can be handled by contacting our transfer agent at 1-800-468-9716, or in writing at P.O. Box 64854, St. Paul, Minnesota 55164, Attention: Shareholder Services.

If you wish to obtain a copy of our annual report on Form 10-K filed with the SEC for 2007, you may do so without charge by writing to Controller – Compliance and Reporting, at our offices, 2001 Theurer Boulevard, Winona, Minnesota 55987-0978.

DEADLINES FOR RECEIPT OF SHAREHOLDER PROPOSALS FOR 2009 ANNUAL MEETING

Any shareholder proposal intended to be presented at the 2009 annual meeting and desired to be included in our proxy statement for that annual meeting must be received by us at our principal executive office no later than October 29, 2008 in order to be included in such proxy statement. If notice of any other shareholder proposal intended to be presented at the 2009 annual meeting is not received by us on or before January 12, 2009, the proxy solicited by our board of directors for use in connection with that meeting may confer authority on the proxies named therein to vote in their discretion on such proposal without any discussion in our proxy statement for that meeting of either the proposal or how such proxies intend to exercise their voting discretion.

By Order of the board of directors,

Daniel L. Florness
Executive Vice-President and Chief Financial Officer

February 21, 2008

FASTENAL COMPANY

ANNUAL MEETING OF SHAREHOLDERS

Tuesday, April 15, 2008

10:00 a.m., Central Time

Fastenal Company Headquarters

2001 Theurer Boulevard

Winona, Minnesota

Fastenal Company
2001 Theurer Boulevard, Winona, Minnesota 55987-1500	Proxy

This proxy is solicited by the Board of Directors for use at the Annual Meeting of

Shareholders to be held on April 15, 2008 and at any adjournment thereof.

By signing this proxy, you revoke all prior proxies and appoint Stephen M. Slaggie, Michael M. Gostomski and Willard D. Oberton, and each of them, as Proxies, each with full power of substitution, to vote, as designated on the reverse side and below, at the Annual Meeting of the Shareholders to be held on April 15, 2008, and at any adjournment thereof, all shares of Common Stock of Fastenal Company registered in your name at the close of business on February 18, 2008.

This proxy when properly executed will be voted as specified on the reverse side, but, if no direction is given, this proxy will be voted FOR Items 1 and 2. Notwithstanding the foregoing, if this proxy is to be voted for any nominee named on the reverse side and such nominee is unwilling or unable to serve, this proxy will be voted for a substitute in the discretion of the Proxies. The Proxies are authorized to vote in their discretion upon such other matters as may properly come before the Annual Meeting or any adjournment thereof.

See reverse for voting instructions.

If you are a registered shareholder, there are three ways to vote your shares other than at the Annual Meeting:

VOTE BY PHONE – ✓✓ EASY ✓✓TOLL FREE 1-800-560-1965 – QUICK and IMMEDIATE

•	Use any touch-tone telephone to vote your proxy 24 hours a day, 7 days a week, until 12:00 p.m. (central time) on April 14, 2008.

•	Please have your proxy card and the last four digits of your Social Security Number or Tax Identification Number available. Follow the simple instructions the voice provides you.

VOTE BY INTERNET – ✓✓IMMEDIATE ✓✓EASY – www.eproxy.com/ FAST

•	Use the internet to vote your proxy 24 hours a day, 7 days a week, until 12:00 p.m. (central time) on April 14, 2008.

•

Please have your proxy card and the last four digits of your Social Security Number or Tax Identification Number available. Follow the simple instructions to obtain your records and create an electronic proxy.

VOTE BY MAIL

•	Mark, sign and date your proxy card and return it in the postage-paid envelope we’ve provided or return it to c/o Shareowners ServicesSM, P.O. Box 64873, St. Paul, MN 55164-0873.

Your telephone or internet vote authorizes the named Proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

ò Please detach here ò

The Board of Directors Recommends a Vote FOR Items 1 and 2

1. Election of Directors:	01	Robert A. Kierlin	05	Henry K. McConnon	☐	Vote FOR	☐ Vote WITHHELD
	02	Stephen M. Slaggie	06	Robert A. Hansen		all nominees	from all nominees
	03	Michael M. Gostomski	07	Willard D. Oberton		(except as marked)
	04	Hugh L. Miller	08	Michael J. Dolan
			09	Reyne K. Wisecup

(Instructions: To withhold authority to vote for any indicated nominee, write the number(s) of the nominee(s) in the box provided to the right.)

2. Ratification of the appointment of KPMG LLP as independent auditors for the 2008 fiscal year.						☐ For ☐ Against ☐ Abstain

Address Change? ☐		Indicate changes below:				Dated: , 2008

					Signature(s) in Box
					Please sign exactly as your name(s) appear on proxy. Jointly owned shares will be voted as directed if one owner signs unless another owner instructs to the contrary, in which case the shares will not be voted. Trustees, administrators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the proxy.